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JPMorgan Auto Callable Contingent Interest Notes linked to the Common Stock of Valeant Pharmaceuticals International, Inc., due February 04, 2015

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Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: January 14, 2014